EXHIBIT 18


NEWS RELEASE
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                                                                       Contact:
                                                                     GE Capital
                                                                    Peter Stack
                                                                   203-357-4502
                                                          Regency Centers Corp.
                                                                    Lisa Palmer
                                                                   904-598-7636


SECURITY CAPITAL AND REGENCY CENTERS ANNOUNCE NONRENEWAL OF CERTAIN STANDSTILL PROVISIONS


SANTA FE, N.M. and JACKSONVILLE, Fla. (July 12, 2002) Security Capital Group Incorporated, an indirect wholly-owned subsidiary of General Electric Capital Corporation, and Regency Centers Corp. (NYSE: REG) announced today that Security Capital has elected, pursuant to the terms of its Stockholders Agreement dated as of July 10, 1996, as amended, to cancel the otherwise automatic extension of the "Standstill Period" contained therein, effective April 10, 2003. The remaining provisions of the Stockholders Agreement, which provide certain rights and protections to Security Capital and to Regency remain in full force and effect. In addition, the 60% share ownership limitation imposed by Regency Center's Articles of Incorporation on Security Capital and related parties will not be affected by cancellation of the Standstill Period. Regency and Security Capital look forward to continuing to work together.

Security Capital Group Incorporated

Security Capital, an indirect wholly-owned subsidiary of General Electric Capital Corporation, is an international real estate operating company. The principal offices of Security Capital and its majority-owned affiliates are in Brussels, Chicago, El Paso, Houston, London, Luxembourg, New York and Santa Fe.


Regency Centers Corporation

Regency is the leading national owner, operator and developer focused on grocery-anchored, neighborhood retail centers. Regency's total assets before depreciation exceeds $3 billion. As of March 31, 2002, Regency owned 271 retail properties totaling 29.3 million square feet located in high growth markets throughout the United States. Operating as a fully-integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

This press release contains certain forward-looking statements under the federal securities laws. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Forward-looking


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statements are not guarantees of future performance and involve certain credit risks and uncertainties, which are difficult to predict. Actual results may be affected by changes in global, national and local economic conditions, competitive market conditions, weather and regulatory factors, and therefore, may differ materially from what is expressed or forecast in this press release.


For More Information Contact:
PETER STACK, GE CAPITAL, 203-357-4502
LISA PALMER, REGENCY CENTERS CORP., 904-598-7636


















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